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                                                                                          EXHIBIT 11.1

                             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                    (in thousands, except per share data)
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                                                               Year ended               Six Months Ended
                                                              September 30,                 March 31,
                                                     -----------------------------      ----------------
                                                     1994         1995        1996      1996        1997
                                                     ----         ----        ----      ----        ----
Primary Earnings Per Share:
Weighted average number of shares of Common
  Stock outstanding                                 15,785       13,738      17,197    15,837      20,183

Net effect of dilutive stock options based
  on the Treasury stock method using the average
  fair market value in effect for the period         2,305        2,638       2,012     2,257       1,163
                                                   -------      -------     -------   -------     -------
        Total shares outstanding for Primary EPS    18,090       16,376      19,209    18,094      21,346
                                                   =======      =======     =======   =======     =======

Fully Diluted Earnings Per Share:
Weighted average number of shares of Common
  Stock outstanding                                 15,785       13,738      17,197    15,837      20,183

Net effect of dilutive  stock options  based
  on the Treasury  stock method using the higher
  of the fair market value at the end of the
  period or the average during the period            2,357        2,791       2,049     2,303       1,180
                                                   -------      -------     -------   -------     -------
       Total shares outstanding for Fully
         Diluted EPS                                18,142       16,529      19,246    18,140      21,363
                                                   =======      =======     =======   =======     =======

Net income (loss)                                  $ 1,485      $ 5,669     $  (340)  $(5,629)    $ 9,245
Less preferred stock dividends                          18           18          27
                                                   -------      -------     -------   -------     -------
Net income (loss) applicable to common
  shareholders                                     $ 1,467      $ 5,651     $  (367)  $(5,629)    $ 9,245
                                                   =======      =======     =======   =======     =======

Earnings (loss) per share:     Primary             $   .08      $  0.35     $ (0.02)  $ (0.31)    $  0.43
                               Fully Diluted       $   .08      $  0.34     $ (0.02)  $ (0.31)    $  0.43
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